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                                                               EXHIBIT 99 (a)(6)

                       FORM OF LETTER TO BROKERS, DEALERS

                       [Chester Bancorp, Inc. Letterhead ]

                                  July 10, 2001

          Re: Offer to Purchase for Cash by Chester Bancorp for 250,000 shares of its Common Stock. The offer, proration period and withdrawal rights expire at 5:00 p.m., Central Daylight Time, on August 15, 2001, unless the offer is extended.

To Our Clients:

            Enclosed for your consideration are the Offer to Purchase, dated July 10, 2001 (the "Offer to Purchase") and the related Letter of Transmittal in connection with the offer by Chester Bancorp, a Delaware corporation ("Chester Bancorp"), to purchase up to 250,000 shares of its Common Stock, at purchase price of $17.75 per share, net to the seller in cash, without interest, as specified by tendering shareholders. The offer is being made on the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal (as amended or supplemented from time to time). Also enclosed herewith are certain other materials related to the Offer, including a letter to shareholders from Michael W. Welge, Chairman, President and Chief Financial Officer of Chester Bancorp.

            Only Common shares validly tendered and not withdrawn, will be purchased. However, because of the proration provisions described in Chester Bancorp's Offer to Purchase, all Common shares tendered may not be purchased if more than 250,000 Common shares are tendered. All shares tendered and not purchased, including shares not purchased because of proration or the conditional tender procedures, will be returned at Chester Bancorp's expense promptly following the expiration date.

            Chester Bancorp reserves the right, in its sole discretion, to purchase additional shares in the offer up to 2% of the outstanding shares of Common Stock, subject to applicable legal requirements.

            As described in Chester Bancorp's Offer to Purchase, if more than 250,000 common shares have been validly tendered and not withdrawn, Chester Bancorp will purchase validly tendered (and not withdrawn) Common shares in the following order of priority:

            o First, Chester Bancorp will purchase shares from all holders of "odd lots" of less than 100 shares who have properly tendered all of their shares prior to the expiration date and completed the "Odd Lots" box in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery;

            o Second, Chester Bancorp will purchase all shares conditionally tendered in accordance with Section 5 of the Offer to Purchase for which the condition was satisfied without regard to the procedure in the next bulleted clause, and all other shares tendered properly and unconditionally on a pro rata basis if necessary; and

            o Finally, if necessary to permit Chester Bancorp to purchase 250,000 shares, shares conditionally tendered (for which the condition was not initially satisfied) and not withdrawn prior to the expiration date, will be selected for purchase by random lot in accordance with the Offer to Purchase - provided that, to be eligible for purchase by random lot, all Common shares owned by the tendering shareholder must have been properly tendered and the appropriate box must have been checked in the "Conditional Tenders" box in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

            A tender of your shares can only be made by us pursuant to your instructions as we are the holder of record of shares held for your account. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender shares held by us for your account.
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            Please instruct us as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.
Your attention is directed to the following:

            o The offer is for up to 250,000 shares of Common Stock. Chester Bancorp may, but will not be obligated to purchase additional shares up to 2% of the outstanding Common Stock, subject to applicable legal requirements. The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to certain other conditions set forth in the Offer to Purchase.

            o The offer, proration period and withdrawal rights will expire at 5:00 p.m., Central Daylight Time, on August 15, 2001, unless the offer is extended. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf.

            o Tendering shareholders will not be obligated to pay brokerage commissions or solicitation fees on Chester Bancorp's purchase of shares in the offer. Shareholders, however, may incur fees associated with the tendering of shares held in custodial or other beneficiary accounts. Any stock transfer taxes applicable to the purchase of shares by Chester Bancorp pursuant to the offer will be paid by Chester Bancorp, except as otherwise provided in the Offer to Purchase and Instruction 6 of the Letter of Transmittal.

            o You may instruct us to tender shares on your behalf subject to the condition that a specified minimum number of your tendered shares be purchased if any such tendered shares are purchased, as described in the Offer to Purchase. It is your responsibility to calculate such minimum number and you are urged to consult a tax advisor. If you wish us to make a conditional tender on your behalf, you must complete the box captioned "Conditional Tenders" in the Instruction Form. If, because of proration, the minimum number of shares that you specified will not be purchased, Chester Bancorp may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, you must have tendered all your shares and check the box so indicating. In selecting among such conditional tenders, Chester Bancorp will select by lot and will limit its purchase in each case to the designated minimum number of shares to be purchased.

            o If you are an odd lot holder, meaning that you own beneficially or of record fewer than 100 shares, and you instruct us to tender on your behalf all such shares at the purchase price before the expiration date and check the box captioned "Odd Lots" in the attached instruction form, Chester Bancorp will accept all such shares for purchase before proration, if any, of the purchase of other shares properly tendered and not properly withdrawn.

            o Chester Bancorp's board of directors has approved the offer. However, you must make your own decision whether to tender shares and, if so, how many shares to tender and the price or prices at which you are tendering your shares. Neither we, Chester Bancorp, its board of directors, nor the Information Agent makes any recommendation to any shareholder as to whether to tender or refrain from tendering shares.

            If you wish to have us tender any or all of your shares held by us for your account upon the terms and subject to the conditions set forth in the Offer to Purchase, please so instruct us by completing, executing and returning to us the attached Instruction Form. An envelope to return your instruction to us is enclosed. If you authorize tender of your shares, all such shares will be tendered unless otherwise specified on the Instruction Form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the offer.

            The tender offer is being made solely under the Offer to Purchase and the Letter of Transmittal and is being made to all holders of Common Stock. The tender offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any jurisdiction in which the making of the tender offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

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                                INSTRUCTION FORM

                           Offer to Purchase for Cash
                             Made by Chester Bancorp
                               for 250,000 Shares
                               of its Common Stock

            By signing this Instruction Form you acknowledge receipt of our letter and the enclosed Offer to Purchase, dated July 10, 2001, and the related Letter of Transmittal in connection with the offer by Chester Bancorp ("Chester Bancorp") to purchase up to 250,000 shares of its Common Stock ("Shares") at a price of $17.75 per Share, net to the seller in cash (the "Offer"), as specified by tendering shareholders, upon the terms and subject to the conditions of the Offer. Chester Bancorp may, but will not be obligated to, purchase additional shares up to 2% of the outstanding shares of Common Stock, subject to applicable legal requirements.

            This will instruct you to tender to Chester Bancorp the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, at the price per Share indicated below, upon the terms and subject to the conditions of the Offer.

                                 SHARES TENDERED

            If fewer than all Shares are to be tendered, please check this box and indicate below the aggregate number of Shares to be tendered by us. Unless this box is checked, it will be assumed that all Shares held by us for your account are to be tendered.

                          [ ] _________________ Shares

                                    ODD LOTS

                (See Instruction 13 to the Letter of Transmittal)

            Complete this section only if you own, beneficially or of record, an aggregate of fewer than 100 Shares and are tendering all of your Shares.

            [ ] The undersigned is the beneficial or record owner of an aggregate of fewer than 100 Shares, all of which are being tendered; or is a dealer, commercial bank, trust company or other nominee that (a) is tendering for the beneficial owner(s), Shares with respect to which the undersigned is the record holder, and (b) believes, based upon representations made to it by the beneficial owner(s), that each such person is the beneficial owner of an aggregate of fewer than 100 Shares and is tendering all of the Shares.

                               CONDITIONAL TENDERS

                (See Instruction 8 of the Letter of Transmittal)

            You may condition the tender of your Shares upon the purchase by Chester Bancorp of a specified minimum number of the Shares you are tendering hereby (which minimum number can be all of the Shares you are hereby tendering), all as described in the Offer to Purchase. It is your responsibility to calculate the minimum number of Shares that must be purchased if any are purchased, and you are urged to consult your own tax advisor before completing this section. Unless this box has been checked and a minimum number of Shares specified, your tender will be deemed unconditional.


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              [ ] Minimum number of Shares that must be purchased,
                   if any are purchased: _____________Shares.

            If, because of proration, the minimum number of Shares that you designated above will not be purchased, Chester Bancorp may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, you must have tendered all your Shares and checked the following box.

         [ ] The tendered Shares represent all of the Shares held by me.

                                PLEASE SIGN HERE

(Must be signed by the registered holder(s) exactly as name(s) appear(s) on certificate(s) or on a security position listing or by person(s) authorized to become registered holder(s) by certificate(s) and documents transmitted with this Letter of Transmittal. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, please set forth full title and see Instruction 5.)

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Dated:  ____________________, 2001

Name(s):  _________________________________________________________
                                 (Please Print)

Capacity (full title):  ___________________________________________

Address:     ______________________________________________________

             ______________________________________________________

             ______________________________________________________
                               (Include Zip Code)

Areas Code(s) and Telephone Number(s):  ___________________________



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